Intellicell Corp.
                                   EXHIBIT 11
                    Computation of Earnings (Loss) Per Share
                                  (Unaudited)

                                                                    For The 6 Months Ended   For The Three Months Ended
                                                                            June 30,                    June 30,
                                                                 ------------------------------------------------------
                                                                      1996          1997           1996         1997
                                                                 ------------------------------------------------------
Earnings (loss) per share:
Pro forma net income (loss) for primary earnings
  (loss) per share                                               $   368,000   $  (430,000)   $   218,000   $   (48,000)
                                                                 ======================================================

Weighted average common shares outstanding                         2,030,000     4,486,680      2,030,000     4,466,125
Weighted average shares sold to fund stockholder
  distribution paid out of proceeds of initial public offering       142,346                      142,346
Weighted average shares resulting from conversion of
  convertible notes payable at discount from market                   23,464                       23,464
                                                                 ------------------------------------------------------
Weighted average common shares and equivalents                     2,195,810     4,486,680      2,195,810     4,466,125
                                                                 ======================================================

Primary pro forma earnings (loss) per share                      $      0.17   $     (0.10)   $      0.10   $     (0.01)
                                                                 ======================================================

For the periods ending June 30, 1996 and 1997, no additional common stock equivalents (upon exercise of common share equivalents under the modified treasury stock method) were included in the calculation of earnings (loss) per share.

For the periods ended June 30, 1996, no such common share equivalents existed and for the periods ended June 30, 1997, the results would be anti-dilutive. For the periods ended June 30, 1996 and 1997, earnings (loss) per share was identical under the primary and fully diluted basis.